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                                                                    EXHIBIT 12.1

           CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                        (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                                                                     FOR THE PERIOD
                                                                                                     AUGUST 19, 1994
                                                                                                     (DATE OF
                                                                                                     COMMENCEMENT
                                                     THREE MONTHS ENDED             YEAR ENDED       OF OPERATIONS) TO
                                               MARCH 31, 1996   MARCH 31, 1995   DECEMBER 31, 1995   DECEMBER 31, 1994
                                               --------------   --------------   -----------------   -----------------
                                                         (unaudited)
Fixed Charges: (1)
          Interest Expense                        $6,202             $1,533             $10,608             $  760
                                                  ======             ======             =======             ======
Earnings:
          Net Income                              $1,954             $  402             $ 3,155             $  382
          Fixed Charges                            6,202              1,533              10,608                760
                                                  ------             ------             -------             ------
                  Total Adjusted Earnings         $8,156             $1,935             $13,763             $1,142
                                                  ======             ======             =======             ======
Ratio of Earnings to Combined Fixed Charges
          and Preferred Stock Dividends             1.32               1.26                1.30               1.50



      (1) There was no fixed dividend requirement on the Preferred Stock outstanding during these periods and therefore there was no fixed charge relating to Preferred Stock dividends included in this calculation.